May 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 10, 2002 of NUI Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

cc: Mark Abramovic, Senior Vice President

Chief Operating Officer and Chief Financial Officer - NUI Corporation